Exhibit 15.5

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Shell Company Report of Big Tree Cloud Holdings Limited on Form 20-F of our report dated April 12, 2024, which includes an explanatory paragraph as to Plutonian Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statement of Plutonian Acquisition Corp. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Plutonian Acquisition Corp. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Shell Company Report on Form 20-F.

/s/ Marcum llp

Marcum llp

East Hanover, NJ

June 12, 2024